UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Union Bankshares, Inc.
(Name of Registrant as Specified in Its Charter)

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Y E A R I N R E V I E W

Market for Union Bankshares Common Stock

On March 17, 2014, there were 4,458,262 shares of common stock outstanding held by 592 stockholders of record. The number of stockholders does not reflect the number of beneficial owners, including persons or entities who may hold the stock in nominee or “street name.” Union Bankshares’ common stock is listed on the NASDAQ Global Market trading under the symbol UNB. For shareholder assistance please contact us at 802-888-6600 or our Transfer Agent, Registrar and Transfer Company, at 800-368-5948.

Union Bankshares
Again Recognized for High Performance

In 2013, for the second year in a row, Union Bankshares was recognized as one of the top performing small-cap banks and thrifts in the United States by investment firm Sandler O’Neill. The ranking methodology evaluated publicly traded banks and thrifts with market capitalizations between $25 million and $2.5 billion. Assessment focused on growth, profitability, credit quality and capital strength. In order to qualify as a Sm-All Star, Union Bank needed to achieve results at or above their peer median for all of the metrics listed in the chart below.

In addition, Union Bank was again recognized by investment firm, Raymond James in its Community Bankers Cup awards for being in the top 10% of community banks (with assets of $500 million to $10 Billion) based on various profitability, operational efficiency and balance sheet metrics. Union Bank was the only bank in the country with assets under $1 Billion to earn this distinction.

Performance Metrics:
2013 Sm-All Stars vs. Industry Medians

Last Twelve Months	Union Bankshares	Sm-All Stars	All Banks and Thrifts

EPS Growth	32.1%	16.6%	5.6%
Loan Growth	5.6%	11.8%	4.2%
Deposit Growth	3.2%	9.0%	2.4%
ROAE	17.5%	11.3%	7.4%
NPAs1 / Loans and OREO	0.6%	1.0%	1.8%
NCOs / Avg. Loans	0.06%	0.16%	0.36%
Reserves / NPAs[1]	174%	129%	68%
		1 Accruing TDRs are excluded from NPAs. Source: SNL Financial and Sandler O’Neill

2013 Year In Review	1

We are pleased to report the financial results for your company for the year ended December 31, 2013. Net Income was $7.1 million compared to Net Income for the year ended December 31, 2012 of $6.8 million. Results for 2013 reflect a year to year increase in net interest income of $345 thousand, a decrease in noninterest expenses of $1.8 million, and a decrease in noninterest income of $2.0 million. The decrease in noninterest income was primarily due to a reduction in gain on sale of real estate loans of $1.2 million and a decrease in gain on sale of securities of $673 thousand compared to 2012.

Final Basel III Capital Standard Regulations were issued in July of 2013 with a January 1, 2015 effective date for the Company. We have since tested our balance sheet under the new Capital Standards and found ourselves compliant with the new regulations in the initial year through full implementation in 2019. Considering our compliance with Basel III and our earnings, the Board of Directors voted to increase the dividend 4% on an annual basis beginning in the third quarter. Of course, future dividends are dependent on future financial performance.

During the autumn of 2013 we had a team from the FDIC perform an examination of our compliance with the Community Reinvestment Act (CRA). The CRA measures a bank’s respon-siveness in meeting the credit needs of the communities it serves. We again received the top CRA rating of Outstanding. According to FDIC data less than 5% of the banks examined in the past three years have received the “Outstanding” designation.

Total assets grew to $585.4 million as of December 31, 2013 compared to $577.3 million as of December 31, 2012. Total loans increased $9.8 million to $465.1 million, as of December 31, 2013 compared to $455.3 million, as of December 31, 2012. The 2013 loan growth was net of $123.1 million of residential mortgage loans sold to the secondary market during the year to manage long-term interest rate risk, compared to sales of $125.7 million in 2012. Total deposits reached $518.4 million compared to the prior year of $510.0 million, an increase of $8.4 million. The company had total capital of $49.8 million with a book value per share of $11.17 as of December 31, 2013 compared to $45.0 million with a book value of $10.11 as of December 31, 2012.

Finally, we wish to recognize two long time staff members who have recently retired and who have been important factors in our success for many years. JoAnn Tallman has served the bank for almost 28 years holding several positions before becoming the President’s Executive Secretary and Board Meeting Recorder. JoAnn’s calm, quiet demeanor has been a welcome counterpoint to two Presidents and 19 different Board Members. Marsha Mongeon has served as the bank’s Chief Financial Officer for 24 years. Marsha will be remembered for her knowledge, professionalism, and dedication to the bank. Both of these fine individuals will be missed both personally and professionally. We are happy for both to enjoy well deserved retirement years.

2013 was a year of modest growth in loans, deposits, and assets. Inflation has been very low and the local economy has been tepid, though slowly improving. We would like to grow our assets at a brisker pace to allow us to spread regulatory and compliance costs over a larger base, but we resist “growth for growth’s sake.”

There are several items of note that occurred in 2013. After careful analysis we chose to close our Green Mountain Mall branch office in St. Johnsbury. This was done to make our branch delivery system more efficient and without material attrition in customer accounts. We continue to evaluate our entire organization seeking areas where we can be more efficient.
Sincerely,

Kenneth D. Gibbons	David S. Silverman
Chairman	President & Chief Executive Officer

2	2013 Year In Review

FINANCIAL HIGHLIGHTS

RETURN ON AVERAGE EQUITY
SOURCE: SNL FINANCIAL LC
Union Bankshares, Inc.
SNL BANK $500M - $1B
20%
15%
10%
5%
0%
-5%
Year Ending December 31,
2008
2009
2010
2011
2012
2013

RETURN ON AVERAGE ASSETS
SOURCE: SNL FINANCIAL LC
Union Bankshares, Inc.
SNL BANK $500M - $1B
1.5%
1.0%
.5%
0%
-.5%
-1%
Year Ending December 31,
2008
2009
2010
2011
2012
2013

AT OR FOR THE YEARS ENDED DECEMBER 31
	2013	2012	2011	2010	2009
Balance Sheet Data		(Dollars in thousands, except per share data)
Total assets	$585,443	$577,256	$552,751	$452,995	$447,522
Investment securities	45,492	26,126	46,954	24,280	24,649
Loans, net of unearned income	465,123	455,298	429,384	382,071	358,167
Allowance for loan losses	(4,647)	(4,657)	(4,226)	(3,755)	(3,493)
Deposits	518,354	509,993	473,439	376,660	368,827
Borrowed funds	13,216	15,747	29,015	28,986	30,993
Stockholders' equity[1]	49,820	45,046	40,339	41,725	41,180

Income Statement Data
Total interest and dividend income	$24,481	$25,028	$23,669	$22,907	$23,217
Total interest expense	(2,459)	(3,351)	(3,908)	(4,117)	(5,294)
Net interest and dividend income	22,022	21,677	19,761	18,790	17,923
Provision for loan losses	(305)	(660)	(775)	(520)	(400)
Noninterest income	8,501	10,525	7,125	5,649	5,521
Noninterest expenses	(21,221)	(23,035)	(19,773)	(16,630)	(16,397)
Income before provision for income taxes	8,997	8,507	6,338	7,289	6,647
Provision for income taxes	(1,862)	(1,663)	(1,119)	(1,702)	(1,420)
Net income	$7,135	$6,844	$5,219	$5,587	$5,227

Per Common Share Data
Net income[2]	$1.60	$1.54	$1.17	$1.25	$1.17
Cash dividends paid	1.01	1.00	1.00	1.00	1.00
Book value[1]	11.17	10.11	9.05	9.36	9.23

Weighted average number of shares outstanding	4,457,261	4,457,029	4,456,842	4,458,193	4,466,760
Number of shares outstanding	4,458,359	4,456,081	4,457,204	4,455,704	4,461,208

[1]Stockholders' equity includes unrealized gains or losses, net of applicable income taxes, on investment securities classified as "available-for-sale" and includes the unfunded liability for pension benefits, net of taxes for the defined benefit pension plan.

		[2]Computed using the weighted average number of shares outstanding for the period.

2013 Year In Review	3

Commercial Services
this market with both our traditional branch network and our very successful Mortgage Loan Center in South Burlington, VT. Our lenders are knowledgeable and versatile enough to serve a range of customers from those needing customized jumbo mortgages or BUILD construction loans to those seeking to buy a first home with the assistance of an affordable housing program.

Over many decades, Union Bank has earned a reputation
as a reliable, experienced and responsive commercial lender.
With seasoned staff and in-market lending decisions, we are
able to provide borrowers with a more rapid and personalized loan process than is customary from large banks.

Union Bank provides prospective borrowers with an excellent blend of attractive services, knowledgeable lenders and a formidable lending capacity with a singular focus on serving clients in our local market areas. As a Preferred Lender with the US Small Business Administration, Union Bank officers a variety of loan options to prospective applicants.

The positive impact that Union Bank has made in the lives of such first time home buyers has been recognized by the FDIC with a rating of Outstanding for our Community Reinvestment activities. Additionally, in 2013 Union Bank has been recognized by the US Department of Agriculture as its Rural Development Home Loan Lender of the Year for Vermont.

These positive attributes and welcome referrals from existing commercial customers helped Union Bank achieve record levels in our commercial loan portfolio during 2013.	Union Bank is extremely proud of these distinctions and believes our varied business efforts have a direct benefit for our customers, our communities, our staff and our shareholders.

Municipal Services	Consumer Banking

Much of the same can be said of our service to towns, villages, school districts and other municipal entities. Union Bank is extremely well positioned to serve local municipal and non-profit clients who value both the financial services which the bank officers and the readily-accessible personal service. Our staff regularly advises customers in determining the optimal deposit, lending and electronic banking products to meet their particular needs. The Bank is proud to serve the towns, school districts, hospitals, nursing homes, medical practices, social service agencies and other non-profits that are such an important part of the fabric of our communities.

Gathering deposits to fund our lending activities is a core
function of the bank. During 2013 we introduced Advantage
Banking, a package of banking services to reward customers
who maintain higher deposit balances with Union Bank. We
view deposits as a sign of commitment to the bank and this
is our effort to reward and retain these important depositors who contribute substantially to our overall success. Advantage Banking has proven to be extremely popular with hundreds of customers signing up in just the first few months. These participating customers gain enhanced value through the special pricing offered on popular bank services. Advantage Checking and Advantage Checking Plus are our flagship checking accounts and reward individuals who maintain deposit relationships of $25,000 or more with enhanced value and discounts on popular bank services. From complementary checks and ATM fee waivers to no-cost services and higher rates on CD’s, Advantage Banking provides special pricing, allowing these customers to take full advantage of their banking relationship with Union Bank. The qualifying deposit relationship is a combination of all personal deposit accounts held individually or jointly by the primary account holder on the Advantage Checking Account. This includes checking accounts, CD’s, IRAs, Savings and Money Market accounts.

Mortgage Lending

2013 marked a banner year for Union Bank’s vibrant residential lending business despite the increase in long term interest rates slowing the refinance market. Repeat customers, client referrals, attractive products and outstanding service also characterize our mortgage business line. While the increase in rates began to impact the refinance market in the last quarter of the year, we attained excellent results lending to families looking to buy or build a new residence throughout the entire year. Union Bank is well positioned to serve

4	2013 Year In Review

Lura Jacques
MANAGING
TRUST OFFICER

Joseph (JJ) Ilacqua
TRUST OFFICER

Asset Management Group

Union Bank’s Asset Management Group offers a full range of investment management and trust services to individual investors, corporations and non-profit organizations. Our team has the expertise to oversee fully managed investment accounts as well as advisory and custodial relationships. In addition to counseling clients in or approaching retirement, we are experts at advising organizations on effective asset management strategies. For those looking to control the distribution of their estate, we have the expertise to guide clients through the intricacies of personal trust and estate planning. We also serve as advisor to individuals who have assumed the important roles of trustee and executor.

We are pleased to announce that Lura Jacques has been named Managing Trust Officer for the Asset Management Group. Lura has been with Union Bank for the past 6 years in the capacity of Trust Officer in the Western Region. Overall, she has a total of 25 years’ asset management experience. In addition; we have expanded our Asset Management services into our Eastern Region with the hiring of Joseph (JJ) Ilacqua. JJ brings over 17 years of investment management experience to the position.

Our network of office locations allows us to offer local,
personalized services to our clients and conduct regular
investment and life reviews to assist in evaluating a client’s investing and asset management strategies. These personalized reviews consider each investor’s risk tolerance, time horizon, tax circumstances and income needs.

There has never been a more important time for clients to have access to objective, insightful and personalized investment advice. Union Bank offers the broad expertise, long term perspective and focused customer service to provide our customers with an investment strategy that best meets their needs.

2013 Year In Review	5

Union Bankshares, Inc.			Union Bank
OFFICERS
DIRECTORS			Tracy Pierce Ash - Assistant Treasurer	Littleton
Kenneth D. Gibbons - Chairman			Diana M. Ashley - Assistant Treasurer	Fairfax
Cynthia D. Borck			Rhonda L. Bennett - Vice President	Morrisville
Steven J. Bourgeois			Sherrie A. Bull - Vice President	Morrisville
Timothy W. Sargent			Stacey L.B. Chase - Assistant Vice President	Morrisville
David S. Silverman			Barbara J. Churchill - Assistant Treasurer	Morrisville
John H. Steel			Everett C. Comstock - Assistant Treasurer	Morrisville
Schuyler W. Sweet			Jeffrey G. Coslett - Senior Vice President	Morrisville
Neil J. Van Dyke			Michael C. Curtis - Vice President	St. Albans
			Jennifer M. Degree - Assistant Treasurer	Morrisville
OFFICERS			Ronald C. Dion - Assistant Treasurer	Morrisville
Kenneth D. Gibbons - Chairman			Jessica Eastman - Assistant Vice President	S. Burlington
David S. Silverman - President & CEO			Kenneth D. Gibbons - Chairman	Morrisville
Marsha A. Mongeon - Vice President/Treasurer/CFO	Top To Bottom		Don D. Goodhue - Vice President	Morrisville
John H. Steel - Secretary	Cynthia D. Borck	Steven J. Bourgeois	Melissa A. Greene - Vice President	Hardwick
JoAnn A. Tallman - Assistant Secretary	OWNER	CEO	Paul E. Grogan - Facilities Officer	Morrisville
Jeffrey G. Coslett - Vice President	CONSULTING SERVICES	STRATEGIC INITIATIVES	Karyn J. Hale - Vice President	Morrisville
	INFORMATION	FOR BUSINESS LLC	Claire A. Hindes - Vice President	Morrisville
			Robert D. Hofmann - Senior Vice President	Morrisville
Union Bank	Kenneth D. Gibbons	David S. Silverman	Patricia N. Hogan - Senior Vice President	Morrisville
	CHAIRMAN	PRESIDENT & CEO	Tracey D. Holbrook - Regional Vice President	St. Johnsbury
DIRECTORS	UNION BANKSHARES, INC.	UNION BANKSHARES, INC.	Joseph J. Ilacqua - Assistant Vice President	Littleton
Kenneth D. Gibbons - Chairman	AND UNION BANK	AND UNION BANK	Lura L. Jacques - Assistant Vice President	St. Albans
Cynthia D. Borck			Lynne P. Jewett - Vice President	Morrisville
Steven J. Bourgeois	John H. Steel	Timothy W. Sargent	Stephen H. Kendall - Senior Vice President	Morrisville
John M. Goodrich	FOUNDER	ATTORNEY/OWNER	Susan F. Lassiter - Vice President	Jeffersonville
Timothy W. Sargent	STEEL CONSTRUCTION	SARGENT LAW OFFICE	Christine S. Latulip - Regional Vice President	Littleton
David S. Silverman			R. Ryan Leap - Senior Vice President	Morrisville
John H. Steel	Schuyler W. Sweet	Neil J. Van Dyke	Edward L. Levite - Senior Loan Originator	S. Burlington
Schuyler W. Sweet	OWNER	PRESIDENT	Carrie R. Locklin - Assistant Vice President	Morrisville
Neil J. Van Dyke	STONY RIVER	GOLDEN EAGLE RESORT	Bonnie J. Losty - Vice President	Morrisville
	PROPERTIES, LLC		John L. Malm - Vice President	Littleton
REGIONAL ADVISORY			Robyn A. Masi - Vice President	Stowe
BOARD MEMBERS			Marsha A. Mongeon - Senior Vice President & CFO	Morrisville
Michael R. Barrett - St. Johnsbury			Samantha A. Norrie - Assistant Treasurer	Littleton
Joel S. Bourassa - Northern New Hampshire			Karen Carlson Noyes - Vice President	Morrisville
Steven J. Bourgeois - St. Albans			Barbara A. Olden - Vice President	St. Johnsbury
Dwight A. Davis - St. Johnsbury			Deborah J. Partlow - Assistant Vice President	Morrisville
Stanley T. Fillion - Northern New Hampshire			Bradley S. Prior - Assistant Vice President	Morrisville
Rosemary H. Gingue - St. Johnsbury			Craig S. Provost - Vice President	Stowe
Coleen K. Kohaut - St. Albans			Robert J. Richardson - Vice President	Morrisville
Justin P. Lavaley - St. Johnsbury			David S. Silverman - President & CEO	Morrisville
Daniel J. Luneau - St. Albans			Judy R. Smith - Vice President	St. Albans
Alexandra S. MacLean - St. Johnsbury			Karen Blanchard Smith - Assistant Treasurer	Morrisville
Mary K. Parent - St. Johnsbury			John H. Steel - Secretary	Morrisville
Samuel H. Ruggiano - St. Albans			Curtis C. Swan - Assistant Vice President	St. Albans
David S. Silverman - All			JoAnn A. Tallman - Assistant Secretary	Morrisville
Schuyler W. Sweet - Northern New Hampshire			Melyssa S. Whitcomb - Assistant Treasurer	Lyndonville
Norrine A. Williams - Northern New Hampshire			Martha J. Wilkins - Assistant Treasurer	St. Johnsbury
			Lorraine G. Willett - Assistant Vice President	Morrisville

6	2013 Year In Review

VERMONT
Danville	421 Route 2 East	802-684-2211
Fairfax	Jct. Routes 104 & 128	802-849-2600
Hardwick	103 VT Route 15 West	802-472-8100
Jeffersonville	44 Main Street	802-644-6600
Johnson	198 Lower Main Street	802-635-6600
Lyndonville	183 Depot Street	802-626-3100
Morrisville	20 Lower Main Street	802-888-6600
	65 Northgate Plaza	802-888-6860
St. Albans	15 Mapleville Depot	802-524-9000
St. Johnsbury	364 Railroad Street	802-748-3131
	325 Portland Street	802-748-3121
S. Burlington	Loan Center
	30 Kimball Avenue	802-865-1000
Stowe	47 Park Street	802-253-6600

NEW HAMPSHIRE
Groveton	3 Street	603-636-1611
Littleton	263 Dells Road	603-444-7136
	76 Main Street	603-444-5321
N. Woodstock	155 Main Street	603-745-2488

WWW.UNIONBANKVT.COM	WWW.UNIONBANKNH.COM
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